[HARVEY LOGO]

For Immediate Release:
February 2, 2003

                        HARVEY ELECTRONICS, INC. REPORTS

                 58% INCREASE IN PRE-TAX INCOME FOR FISCAL 2003

             GROSS PROFIT MARGIN INCREASES TO 40.8% FOR FISCAL 2003 HARVEY IS AGAIN NAMED TOP TEN RETAILER IN THE COUNTRY
                      BY AUDIO VIDEO INTERNATIONAL MAGAZINE


Lyndhurst, NJ - On February 2, 2003, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced profitable results for its fiscal year ended November 1, 2003. The Company also announced the results of the fourth quarter of fiscal 2003. The Company is also proud to announce that Audio Video International, a prestigious industry publication, has again, for the fifth consecutive year, named Harvey a Top Ten Retailer.

Pre-tax income for the fifty-three weeks ended November 1, 2003 increased 58% to $482,000 from $304,000 for the fifty-two weeks ended October 26, 2002. Net income for fiscal 2003 increased 59% to $287,000 from $180,000 for fiscal 2002.

For fiscal 2003, earnings before interest, taxes, depreciation and amortization ("EBITDA") increased to $1,620,000 from $1,580,000 for fiscal 2002. (EBITDA for fiscal 2003 is calculated as follows: pre-tax income of $482,000, plus interest of $343,000 and depreciation and amortization of $795,000. EBITDA for fiscal 2002 is calculated as follows: pre-tax income of $304,000 plus interest of $359,000 and depreciation and amortization of $917,000).

The Company's pre-tax loss for the fourth quarter of fiscal 2003 was reduced by approximately 59%, to $153,000 as compared to a pre-tax loss of $371,000 for the same quarter last year. The net loss for the fourth quarter of fiscal 2003 was reduced to $98,000 as compared to a net loss of $220,000 for the same period last year.

As previously announced, for the year ended November 1, 2003, net sales increased by $1.1 million or approximately 2.7% from last year. The Company's fiscal year for 2003 includes fifty-three weeks and comparable store sales for fiscal year 2003 were essentially flat, increasing approximately $242,000 or less than one percent, from fiscal 2002. Fiscal 2003's first quarter included fourteen weeks as compared to thirteen weeks for the same quarter in fiscal 2002.

For the fourth quarter of fiscal 2003, net comparable store sales, approximated $9.2 million, an increase of $267,000 or approximately 3% from the same quarter last year.

Mr. Franklin Karp, President of Harvey Electronics stated, "It is especially gratifying to report two consecutive years of increasing profitability. Harvey experienced increases in sales, gross profit, net income, EBITDA and cash flow in fiscal 2003. Comparable store sales results for the year are very gratifying in light of the reported declines by other consumer electronics specialty retailers. Our dedication to selling the world's finest audio and video equipment, professional custom installation services, coupled with excellent customer service, has been a successful combination for the Company."

"Custom installation services, including labor income and equipment sales, continued to increase during fiscal 2003 and accounted for approximately 55% of net sales as compared to 51% in fiscal 2002. We anticipate that this growing profit center will continue to be a major focus for management and resources in fiscal 2004."

"Digital video products continue to be the primary driving force in our business. Our unit sales of flat panel LCD, DLP and plasma televisions increased by approximately 25% in fiscal 2003, as compared to fiscal 2002. One of our largest growth categories for fiscal 2003, were unit sales of plasma televisions over 50 inches, which increased approximately 78% over fiscal 2002."

Mr. Joseph Calabrese, Chief Financial Officer stated, "The Company's gross profit margin for fiscal 2003, remained one of the highest in the industry, despite a continuing shift in business towards video products, which generally have lower margins. This increase resulted from our success in selling higher margin labor income, extended warranties, cable, furniture and other accessories. These higher-margin sales mitigated the reduction in the gross profit margin from the increase in video sales."

"While net advertising expense for fiscal 2003 decreased to $366,000 from $632,000 in fiscal 2002, the Company's advertising presence and expenditures did not materially diminish. The decrease in advertising expense for fiscal 2003 was the result of management's continued effort to refine its advertising plan, coupled with additional cooperative advertising income received from our vendors."

"We have continued to strictly manage our selling, general and administrative expenses. These expenses have comparably increased by 3.3% for fiscal 2003, as compared to last year, primarily from increased payroll and payroll-related costs, occupancy costs, professional fees, insurance expense and various store operating expenses, offset by a decrease in advertising expense, management incentive bonuses and depreciation and amortization expenses."

Mr. Calabrese concluded, "Additionally, it is important to note that while the Company recorded an income tax equivalent provision of $195,000 for fiscal 2003, this provision does not reflect the Company's actual tax liability, which is insignificant, as the Company is utilizing net operating loss carryforwards. As a result, we believe pre-tax income and EBITDA are the key measurements of our Company's operations."

Mr. Karp continued, "For the thirteen weeks ended January 31, 2004, the end of the first quarter of fiscal 2004, preliminary comparable store sales are up approximately 2%, as compared to the same thirteen-week period last year. We do expect a slight reduction in our gross profit margin for the first quarter, due in part to higher video sales."

Mr. Karp concluded and was proud to report, "The Company received for the fifth consecutive year in a row, the prestigious Top Ten Retailer of the Year Award from Audio Video International, a well-recognized industry publication. National winners of this prestigious award are elected by industry vendors and related sales reps throughout the country. Other winners of this award included Best Buy, Ultimate Electronics and Tweeter Home Entertainment Group."

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

Harvey Electronics is the leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

Audio/Video International, a well-respected trade publication, has named Harvey Electronics a national "Top ten retailer of the year", five years in a row.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a plasma flat screen or high-definition television (HDTV), DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

For  more  information  and  showroom  locations,   visit  our  new  website  at
www.harveyonline.com.




CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.
o        Franklin C. Karp, President, or,
         Joseph J. Calabrese, Executive Vice President & CFO
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660



See financial table attached.





           Harvey Electronics, Inc. Announces Profitable Results for
                     Fiscal 2003 and Fourth Quarter Results

                                                                         2/2/04
                            Harvey Electronics, Inc.
                            Statements Of Operations

                                                                                                                      (Unaudited)
                                                Fifty-three Weeks        Fifty- two Weeks       Thirteen Weeks       Thirteen Weeks
                                                      Ended                   Ended                 Ended                 Ended
                                                   November 1,              October 26,            November 1,           October 26,
                                                      2003                    2002                   2003                 2002
                                                   --------------------------------------------------------------------------------
Net sales                                          $42,448,216             $41,326,577            $9,238,238           $8,958,822
Interest and other income                               72,677                 116,021                15,975               29,584
                                                   --------------------------------------------------------------------------------
                                                    42,520,893              41,442,598             9,254,213            8,988,406
                                                   --------------------------------------------------------------------------------
Cost of sales                                       25,140,486              24,973,269             5,341,286            5,385,379
Selling, general and administrative expenses        16,555,451              15,806,022             3,986,577            3,868,555
Interest expense                                       342,915                 358,836                79,718              105,138
                                                   --------------------------------------------------------------------------------
                                                    42,038,852              41,138,127             9,407,581            9,359,072
                                                   --------------------------------------------------------------------------------
Income (loss) before income taxes                      482,041                 304,471             (153,368)            (370,666)
Income taxes                                           195,000                 124,000              (55,000)            (151,000)
                                                   --------------------------------------------------------------------------------
Net income (loss)                                      287,041                 180,471              (98,368)            (219,666)

Preferred Stock dividend requirement                    70,295                  72,777                17,573               17,565
                                                   --------------------------------------------------------------------------------
Net income (loss) applicable to Common Stock          $216,746                $107,694            ($115,941)           ($237,231)
                                                   ================================================================================
Net income (loss) per share applicable to
 common shareholders:

  Basic                                                  $0.07                   $0.03               ($0.03)              ($0.07)
                                                   ================================================================================
  Diluted                                                $0.06                   $0.03               ($0.03)              ($0.07)
                                                   ================================================================================
Shares used in the calculation of net income
  (loss) per common share:
  Basic                                              3,324,525               3,297,827             3,324,525            3,282,833
                                                   ================================================================================
  Diluted                                            3,866,415               3,907,401             3,324,525            3,282,833
                                                   ================================================================================


                           Balance Sheet Information:

                                       November 1, 2003      October 26, 2002
                                       ----------------      ----------------
Current Assets                          $8,362,000            $7,668,000
Current Liabilities                      5,411,000(1)          8,268,000 (1)
Working Capital                          2,951,000(1)           (600,000)(1)
Total Assets                            12,325,000            12,151,000
Long-Term Liabilities                    2,968,000(1)            156,000 (1)
Shareholders' Equity                     3,945,000             3,728,000


(1) The Company replaced its previous $7.0 million credit facility with a new $7.5 million five year credit facility with a new lender. The balance on the new credit facility ($2,726,000) was classified as a long-term liability at November 1, 2003. The balance on the old credit facility ($3,119,000) was classified as a current liability at October 26, 2002.